090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Filed in the office of	Document Number
Barbara K. Cegavske	20160094416-43
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 02/29/2016 3:00 PM
	Entity Number: C13335-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

MIND SOLUTIONS, INC.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations (After Issuance of Stock)

3. Filing date of the original document for which correction is being made: January 26, 2016

4. Description of the inaccuracy or defect:

The last sentence of Article III, Section 1 of the Articles of Incorporation currently reads as follows:

"The Reverse Split shall not reduce or otherwise affect the number of the Company's authorized shares, which shall continue to be 5,000,000,000 shares of Common Stock, par value $0.001 per share, 10,000,000 shares of Series A Preferred Stock, par value $0.001 per share, and 1,000,000 shares of Series B Preferred Stock, par value $0.001 per share, both before and after the Effective Time."

5. Correction of the inaccuracy or defect:

The last sentence of Article III, Section 1 of the Articles of Incorporation should read as follows:

"The Reverse Split shall not reduce or otherwise affect the number of the Company's authorized shares, which shall continue to be 10,000,000,000 shares of Common Stock, par value $0.001 per share, 10,000,000 shares of Series A Preferred Stock, par value $0.001 per share, and 1,000,000 shares of Series B Preferred Stock, par value $0.001 per share, both before and after the Effective Time."

6. Signature:

X [signature]

Authorized Signature

Chief Executive Officer
Title *

2-29-2016
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.